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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 1-09133

                                 BP AMERICA INC.
             (Exact name of registrant as specified in its charter)

                200 East Randolph Drive, Chicago, Illinois 60601
                            Telephone: (312) 856-6111
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                (See Attachment)
            (Title of each class of securities covered by this Form)

                                       N/A
(Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)               /_/           Rule 12h-3(b)(1)(i)        /_/
Rule 12g-4(a)(1)(ii)              /_/           Rule 12h-3(b)(1)(ii)      /_/
Rule 12g-4(a)(2)(i)               /_/           Rule 12h-3(b)(2)(i)       /_/
Rule 12g-4(a)(2)(ii)              /_/           Rule 12h-3(b)(2)(ii)      /_/
                                                Rule 15d-6                /X/

Approximate number of holders of record as of certification or notice date: See Attachment


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     Pursuant to the  requirements  of the  Securities  Exchange Act of 1934, BP
America Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  January 30, 2002                    By:     /s/ Daniel B. Pinkert
                                            ---     --------------------------
                                            Name:   Daniel B. Pinkert
                                            Title:  Corporate Secretary



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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                                   ATTACHMENT
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


---------------------------------------------------------                --------------------------------------
Title of each class of securities covered by this Form                   Approximate   number  of  holders  of
                                                                         record  as of  the  certification  or
                                                                         notice date:
---------------------------------------------------------                --------------------------------------

---------------------------------------------------------                --------------------------------------
$450,000,000 BP America Inc. 7 7/8% Notes due                                   104
5/15/02 (055625AN7)
----------------------------------------------------------               --------------------------------------
----------------------------------------------------------               --------------------------------------
$3,200,000  BP  America  Inc.  7.89%  Medium  Term  Notes                         5
due  2/15/02 (05563HAV2)
----------------------------------------------------------               --------------------------------------
----------------------------------------------------------               --------------------------------------
$350,000,000  BP America Inc. 8 3/4%  Guaranteed                                 80
Debentures due 2/1/03 (055625AL1)
----------------------------------------------------------               --------------------------------------
----------------------------------------------------------               --------------------------------------
$250,000,000 BP America Inc. 9 7/8% Notes due                                    37
3/16/04 (055625AG2)
-----------------------------------------------------------------        --------------------------------------

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